Exhibit 5.1

Goodwin Procter LLP Counselors at Law Exchange Place Boston, MA 02109 T: 617.570.1000 F: 617.523.1231

June 6, 2007

DOV Pharmaceutical, Inc.
150 Pierce Street
Somerset, NJ 08873

Ladies and Gentlemen:

This opinion is delivered to you in our capacity as counsel to DOV Pharmaceutical, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-1 on or about the date hereof (as amended or supplemented, the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the issuance of up to 29,417,545 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), that may be issued by the Company upon the exercise of warrants distributed to holders of the Company’s Common Stock as of close of business on May 10, 2007, by Continental Stock Transfer & Trust Company (the “Warrant Agent”), pursuant to the Warrant Agreement, dated as of May 10, 2007, between the Company and the Warrant Agent (the “Warrant Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates and other inquiries of officers or representatives of the Company.

The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and Delaware General Corporation Law and reported judicial decisions interpreting those provisions).

Based on the foregoing, we are of the opinion that, the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Warrant Agreement and as described in the Registration Statement, will be validly issued, fully paid and non-assessable under the Delaware General Corporation Law.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder.

Very truly yours,
/s/ GOODWIN PROCTER LLP
GOODWIN PROCTER LLP